For further information, contact:

                                              Donald F. Holt,
                                              Executive Vice President  &
                                              Chief Financial Officer
                                              717-231-5704

                                              Faye E. Feger, Vice President &
                                              Director of Corporate Finance
                                              717-231-5705


               Keystone Financial Announces First Quarter Results

          Harrisburg,  PA - April 18, 2000 - Keystone  Financial,  Inc. (NASDAQ:
          KSTN), the fourth largest financial institution headquartered in Pennsylvania, today reported operating results for the quarter ended March 31, 2000.

          For the first quarter, Keystone reported net income of $19.86 million or 41 cents per diluted share compared with $21.1 million or 42 cents per diluted share (exclusive of special charges) for the first quarter of 1999. This results in a return on average assets of 1.16%, and a return on average equity of 14.18 %.

          First quarter results at Keystone, as with other regional banks, were affected by the current interest rate environment which has created pressure on net interest margins. The origination and sale of fixed-rate mortgages were also adversely impacted, resulting in declining levels of mortgage banking revenue for Keystone. Keystone's market leadership in providing financing for systembuilt housing and other specialty construction has assisted in mitigating the downturn in traditional mortgage activity.


          Loan growth of 3% and continued expense reductions also assisted in offsetting some of the pressures created by the interest rate environ-ment. This loan growth followed periods of declining balances result-ing from Keystone's decision to curtail indirect lending activity in late 1997.

          Assets as of March 31, 2000 were $7 billion, including loans totaling $4.5 billion. Deposits were $5.05 billion at March 31, 2000.

          "The tough decisions we made in 1999 have positioned Keystone to face the future with strength. We have proactively addressed and are now fine-tuning structural and organizational issues that have positioned Keystone for growth. Throughout 2000, as we put the transition behind us, our new structure will be important, particularly in light of the challenges presented by today's interest rate environment" noted Keystone Financial Chairman and CEO Carl L. Campbell.

          Interested parties can log-on to Keystone's website at www.keyfin.com/ investors/investors.html to listen to Keystone's First Quarter 2000 Conference Call. The call will be broadcast live at 2:00 PM ET on Tuesday, April 18th and available for replay for 14 days following the broadcast.

          Keystone Financial, Inc., the fourth largest financial institution headquartered in Pennsylvania, is the holding company for Keystone Financial Bank, NA, which has 175 branches throughout Pennsylvania, Maryland, and West Virginia. Keystone also operates Martindale Andres & Co., an investment management services provider; Keystone Financial Mortgage Co.; MMC&P, a retirement benefit services firm; Keystone Brokerage, Inc., offering full service investment planning and discount brokerage; and a 24-hours-a-day, seven days a week Telephone Banking Center. For more information, Keystone can be reached on the Internet at www.keyfin.com.

          This news release contains forward-looking information. Various factors may cause actual results to differ materially from estimates contained herein. Such factors include, but are not limited to, prevailing economic conditions, the general interest rate environment competitive factors in the marketplace and business risk associated with credit extension and fiduciary activities.

Financial Highlights
(dollars in thousands, except per share data)

                                         Quarter Ended March  31,
Earnings                                   2000        1999 (3)         Change
--------------------------------------------------------------------------------
Net Interest Income (1)                $63,594       $66,700             (5)
Provision for Credit Losses              3,788         2,663             42
Noninterest Income                      23,635        25,656             (8)
Net Securities Gains(Losses)                85           425            (80)
Noninterest Expense                     54,203        57,686             (6)
Net Income                              19,855        21,111             (6)

Earnings Per Share:
  Basic                                  $0.41         $0.43             (5)
  Diluted                                 0.41          0.42             (3)
Dividends Per Share                       0.29          0.29              -

Performance Indicators
--------------------------------------------------------------------------------
Return on Average Assets                  1.16  %       1.26 %
Return on Average Equity                 14.18         13.81
Net Interest Margin                       3.99          4.22
Provision for Credit Losses
  /Average Loans (2)                      0.34          0.24
Noninterest Expense/Revenues             62.14         62.46


                                              March 31,
At Period End                            2000          1999       Change
--------------------------------------------------------------------------------
Investments                           $1,658,970   $1,725,409       (4)
Loans                                  4,532,893    4,413,283        3
Total Assets                           7,012,346    6,829,509        3
Deposits                               5,051,649    5,109,821       (1)
Shareholders' Equity                     556,351      583,350       (5)

Book Value per Share                      $11.39       $11.99
Equity to Assets Ratio                      7.93%        8.54%
Risk Adjusted Capital/Assets Ratio         11.73        12.37

Asset Quality
--------------------------------------------------------------------------------
Nonperforming Assets to Loans               0.86%        0.78%
Loans 90 Days Past Due                      0.44         0.57
--------------------------------------------------------------------------------
   Total Risk Elements to Loans             1.30%        1.35%
--------------------------------------------------------------------------------
Allowance for Credit Losses to Loans        1.34%        1.36%
Allowance to Nonperforming Loans             169          195
Net Charge-Offs to Average Loans (2)        0.28         0.28
--------------------------------------------------------------------------------
(1)  Fully taxable-equivalent
(2)  Annualized
(3) Where applicable, 1999 amounts are reported exclusive of special charges associated with the school districts' settlement and unification of Keystone's seven banks under a single charter.